Exhibit 99.1

Contacts:

Richard D. Katz, M.D. EVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Stephanie Marks Lazar Partners, Ltd.

(919) 941-5206	(212) 867-1762
rkatz@icagen.com	smarks@lazarpartners.com

ICAGEN REPORTS FIRST QUARTER 2009

FINANCIAL RESULTS AND OPERATIONAL HIGHLIGHTS

RESEARCH TRIANGLE PARK, NC, May 5, 2009 – Icagen, Inc. (NASDAQ: ICGN) reported today its financial results and operational highlights for the first quarter ended March 31, 2009. For the first quarter of 2009, the Company reported revenues of $3.0 million and a net loss of $3.6 million. As of March 31, 2009, the Company’s cash and cash equivalents totaled $29.3 million.

“Icagen continued to make progress on our key clinical programs during the first quarter and we expect this momentum to continue in the coming months,” noted P. Kay Wagoner, Ph.D., Chief Executive Officer. “We recently completed enrollment in our proof-of-concept trial of senicapoc in patients with allergic asthma and have enrolled approximately two-thirds of the patients in our second proof-of-concept trial in patients with exercise-induced asthma. Results from both of these Phase II studies are expected during the second half of this year.”

Dr. Wagoner continued, “In our epilepsy and neuropathic pain program, we recently reported results from our Phase I program of ICA-105665. If the FDA approves our plans to initiate a proof-of-concept study in patients with photosensitive epilepsy, we expect to initiate this study during the second half of this year. We also plan to initiate a proof-of-concept study in pain during the third quarter of this year.”

Dr. Wagoner concluded, “Given the progress in our programs, and the unique position of each within the industry, we continue to receive interest from several pharmaceutical companies in the formation of a partnership involving our key clinical assets, our research programs and our technology platform. We remain committed to the completion of one or more strategic transactions.”

Pipeline Update

Senicapoc for Asthma: As recently reported, the Company has completed enrollment in its proof-of-concept clinical trial to evaluate the safety and efficacy of senicapoc, the Company’s novel orally available small molecule inhibitor of the KCa3.1 potassium ion channel, in patients with allergic asthma. This Phase II trial is a double-blind, placebo-controlled, parallel group study that is designed to assess the safety and efficacy of senicapoc on pulmonary function in patients with allergic asthma following exposure to an allergen. Results from this study are expected during the second half of this year.

As previously reported, during the first quarter of 2009 the Company initiated a second Phase II proof-of-concept study in patients with exercise-induced asthma. Enrollment is proceeding according to expectations, with approximately two-thirds of the study subjects enrolled to date. Initial results from this study are also expected during the second half of this year.

ICA-105665 for Epilepsy and Neuropathic Pain: The Company recently reported the results of the Phase I program for ICA-105665, the Company’s lead drug candidate for the treatment of epilepsy and neuropathic pain, at the Antiepileptic Drug Trials X Conference. The Phase I program consisted of two studies, a single ascending dose study conducted in healthy volunteers and a multiple ascending dose study conducted in both healthy volunteers and epilepsy patients. In both studies, ICA-105665 was well tolerated at all dose levels, with no serious adverse events, no dose limiting toxicities, and no dropouts. Adverse events related to the central nervous system were mild and consistent with those of other anti-epileptic drugs. Pharmacokinetics were linear, dose proportional, and consistent with the potential for twice daily dosing.

As previously reported, ICA-105665 was recently placed on partial clinical hold for epilepsy due to findings in certain high dose preclinical studies. The Company is in the process of conducting additional preclinical studies to address the issues raised by the FDA, and expects to submit additional data to the FDA along with the protocol for a planned proof-of-concept study in patients with photosensitive epilepsy within the next several weeks. If the FDA lifts the clinical hold and approves the protocol, the Company expects to initiate the proof-of-concept study in epilepsy patients during the second half of this year.

The partial clinical hold does not apply to the development of ICA-105665 for pain, and the Company expects to initiate a proof-of-concept pain trial during the third quarter of this year. This trial involves the study of healthy volunteers exposed to various mildly painful stimuli under controlled conditions. In accordance with a standardized protocol, healthy volunteers exposed to such stimuli are administered various doses of ICA-105665 or a placebo in order to assess the ability of the compound to decrease the sensation of pain. The Company expects to report initial results from this study during the second half of this year.

Research Programs: The Company’s collaboration with Pfizer continues to focus on the identification of novel compounds targeting specific sodium channels for the treatment of pain. The Company also has ongoing research efforts directed at several ion channel targets, including TRPA1 and calcium-release-activated calcium channels, for the treatment of central nervous system and inflammatory diseases. The Company has identified leading compound series in each of these programs. In addition, the Company continues to advance its research efforts on T-type calcium channels for the treatment of chronic pain.

Financial Results

Revenues for the first quarter of 2009 were $3.0 million, which were approximately the same as revenues during the same period in 2008. Operating expenses for the first quarter of 2009 were $6.6 million, as compared to $7.0 million during the same period in 2008, a decrease of 6%. This decrease in operating expenses was primarily due to decreased general and administrative expense resulting from the Company’s ongoing cost reduction efforts. Net loss for the first quarter of 2009 was $3.6 million, which was approximately the same as the net loss during the same period in 2008. As of March 31, 2009, the Company had cash and cash equivalents of $29.3 million.

Conference Call

Icagen will host a conference call to discuss these results today at 9:00 a.m. Eastern Time.

Date:	Tuesday, May 5, 2009
Time:	9:00 a.m. Eastern Time
Dial-in (U.S. and Canada):	866-783-2139
Dial-in (International):	857-350-1598
Access code:	96874598
Web cast:	www.icagen.com

An archived version of the webcast will also be available on Icagen’s website for at least two weeks following the call. A playback of the call will be available from approximately 12:00 p.m. Eastern Time on May 5, 2009 for seven days and may be accessed by dialing:

Access number (U.S. and Canada):	888-286-8010
Access number (International):	617-801-6888
Access code:	92533731

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities in a number of disease areas, including epilepsy, pain and inflammation. The Company has clinical stage programs in epilepsy and asthma.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, filed with the SEC on March 16, 2009. These risk factors include risks as to the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; the Company’s ability to raise additional funding; general economic and financial market conditions; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s product candidates will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s product candidates, including ICA-105665 and the Company’s other lead compounds for epilepsy and neuropathic pain and senicapoc for asthma, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such product candidates receive approval, whether such products will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Icagen, Inc.

Condensed Statements of Operations

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2009	2008
Collaborative research and development revenues:
Research and development fees	$2,943	$2,875
Reimbursed research and development costs	69	93

Total collaborative research and development revenues	3,012	2,968

Operating expenses:
Research and development	5,353	5,473
General and administrative	1,232	1,509

Total operating expenses	6,585	6,982

Loss from operations	(3,573)	(4,014)
Other (expense) income, net	(41)	369

Net loss	$(3,614)	$(3,645)

Net loss per share - basic and diluted	$(0.08)	$(0.08)

Weighted average common shares outstanding - basic and diluted	46,978,568	44,030,160

Icagen, Inc.

Condensed Balance Sheets

(Unaudited)

(in thousands)

	March 31, 2009	December 31, 2008
Assets
Cash and cash equivalents	$29,294	$34,215
Other current assets	1,694	582
Property and equipment, net	2,425	2,586
Technology licenses and related costs, net	373	392
Other long-term assets	144	105

Total assets	$33,930	$37,880

Liabilities and stockholders’ equity
Current liabilities	$7,792	$8,368
Deferred revenue, less current portion	—	56
Equipment debt financing, less current portion	846	971
Other non-current liabilities	365	373
Stockholders’ equity	24,927	28,112

Total liabilities and stockholders’ equity	$33,930	$37,880